Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS THIRD QUARTER 2020 RESULTS

INVESTS A RECORD $471 MILLION; INCREASES ACQUISITION GUIDANCE

TO $1.25 BILLION TO $1.35 BILLION

Bloomfield Hills, MI, October 19, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2020. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2020 Financial and Operating Highlights:

▪	Invested a record $470.7 million in 97 retail net lease properties
▪	16.0% of annualized base rents acquired were derived from ground leased assets
▪	Commenced three new development and Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company decreased 19.8% to $0.39
▪	Net Income attributable to the Company increased 3.3% to $21.3 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 3.5% to $0.81
▪	Increased Core FFO 33.2% to $44.5 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 4.0% to $0.80
▪	Increased AFFO 33.9% to $43.8 million
▪	Declared a quarterly dividend of $0.60 per share, a 5.3% year-over-year increase
▪	Completed inaugural public bond offering of $350.0 million of 2.90% senior unsecured notes due 2030
▪	Sold 885,912 shares of common stock via the forward component of the Company’s at-the-market equity (“ATM”) program for anticipated net proceeds of $58.4 million
▪	Settled 1,515,000 shares of the Company’s outstanding April 2020 forward equity offering for net proceeds of approximately $88.0 million

Financial Results

Net Income

Net Income attributable to the Company for the three months ended September 30, 2020 increased 3.3% to $21.3 million, compared to $20.6 million for the comparable period in 2019. Net Income per share attributable to the Company for the three months ended September 30, 2020 decreased 19.8% to $0.39, compared to $0.48 per share for the comparable period in 2019.

Net Income attributable to the Company for the nine months ended September 30, 2020 increased 17.8% to $67.8 million, compared to $57.5 million for the comparable period in 2019. Net Income per share attributable to the Company for the nine months ended September 30, 2020 decreased 6.3% to $1.32, compared to $1.41 per share for the comparable period in 2019.

Core Funds from Operations

Core FFO for the three months ended September 30, 2020 increased 33.2% to $44.5 million, compared to Core FFO of $33.4 million for the comparable period in 2019. Core FFO per share for the three months ended September 30, 2020 increased 3.5% to $0.81, compared to Core FFO per share of $0.78 for the comparable period in 2019.

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Core FFO for the nine months ended September 30, 2020 increased 32.2% to $122.9 million, compared to Core FFO of $92.9 million for the comparable period in 2019. Core FFO per share for the nine months ended September 30, 2020 increased 5.2% to $2.39, compared to Core FFO per share of $2.27 for the comparable period in 2019.

Adjusted Funds from Operations

AFFO for the three months ended September 30, 2020 increased 33.9% to $43.8 million, compared to AFFO of $32.7 million for the comparable period in 2019. AFFO per share for the three months ended September 30, 2020 increased 4.0% to $0.80, compared to AFFO per share of $0.77 for the comparable period in 2019.

AFFO for the nine months ended September 30, 2020 increased 33.7% to $121.7 million, compared to AFFO of $91.0 million for the comparable period in 2019. AFFO per share for the nine months ended September 30, 2020 increased 6.4% to $2.36, compared to AFFO per share of $2.22 for the comparable period in 2019.

Dividend

The Company paid a cash dividend of $0.60 per share on October 9, 2020 to stockholders of record on September 25, 2020, a 5.3% increase over the $0.570 quarterly dividend declared in the third quarter of 2019. The quarterly dividend represents payout ratios of approximately 74% of Core FFO per share and 75% of AFFO per share, respectively.

For the nine months ended September 30, 2020, the Company declared dividends of $1.785 per share, a 5.3% increase over the dividends of $1.695 per share declared for the comparable period in 2019. The dividends represent payout ratios of approximately 75% of Core FFO per share and 76% of AFFO per share, respectively.

CEO Comments

“We are extremely pleased with our record performance during the quarter as we deployed our war chest into a myriad of high-quality investment opportunities amidst the ongoing disruption caused by COVID-19,” said Joey Agree, President and Chief Executive Officer. “Our rent collections of more than 97% during the third quarter, including 99% in September, are evidence of the stability of our best-in-class retail portfolio. Given our record year-to-date investment volume and strong pipeline, we are increasing our full-year acquisition guidance to a range of $1.25 billion to $1.35 billion. While increasing our acquisition guidance, we remain committed to our rigorous underwriting standards and we will maintain balance sheet strength and flexibility.”

Portfolio Update

As of September 30, 2020, the Company’s growing portfolio consisted of 1,027 properties located in 45 states and totaled approximately 21.0 million square feet of gross leasable area.

The portfolio was approximately 99.8% leased, had a weighted-average remaining lease term of approximately 9.8 years, and generated 62.2% of annualized base rents from investment grade retail tenants or parent entities thereof.

COVID-19 Rental Payment Update

As of October 16, 2020, the Company received July, August and September rent payments from 96%, 97% and 99% of its portfolio, respectively. In the aggregate, the Company received third quarter rent payments from 97% of its portfolio. The Company has entered into deferral agreements representing 3% of July rents, 2% of August rents and less than 1% of September rents. In the aggregate, the Company entered into deferral agreements representing 2% of third quarter rents.

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Ground Lease Portfolio

During the quarter, the Company acquired five properties for an aggregate purchase price of approximately $83.4 million, each of which are ground leased to industry-leading tenants. Notable acquisitions included the Company’s first Wegmans in Chapel Hill, North Carolina, a Walmart and Home Depot in Pittsfield, Massachusetts and a Home Depot in Paterson, New Jersey.

As of September 30, 2020, the Company’s ground lease portfolio consisted of 73 properties located in 25 states and totaled approximately 2.8 million square feet of gross leasable area. Properties ground leased to tenants increased to 8.8% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.6 years, and generated 91.3% of annualized base rents from investment grade retail tenants or parent entities thereof.

Acquisitions

Total acquisition volume for the third quarter of 2020 was approximately $458.3 million and included 91 properties net leased to leading retailers operating in sectors including off-price retail, home improvement, auto parts, general merchandise, dollar stores, convenience stores, grocery stores and tire and auto service. The properties are located in 26 states and leased to tenants operating in 15 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 11.5 years. Approximately 72.1% of annualized base rents acquired were generated from investment grade retail tenants or parent entities thereof. Approximately 16.0% of annualized base rents acquired were derived from ground leased assets.

For the nine months ended September 30, 2020, total acquisition volume was approximately $957.8 million. The 217 acquired properties are located in 35 states and leased to 38 diverse tenants who operate in 18 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 11.2 years. Approximately 78.2% of annualized base rents were generated from investment grade retail tenants or parent entities thereof. Approximately 9.5% of annualized base rents acquired were derived from ground leased assets.

The Company’s outlook for total acquisition volume in 2020, which includes several significant assumptions, is being increased to a range of $1.25 billion to $1.35 billion from a previous range of $900 million to $1.1 billion.

Dispositions

During the third quarter, the Company sold two properties for gross proceeds of approximately $3.5 million. The dispositions were completed at a weighted-average capitalization rate of 5.6%. During the nine months ended September 30, 2020, the Company divested 16 properties for total gross proceeds of $47.6 million. The weighted-average capitalization rate of the dispositions was 7.0%.

The Company’s disposition guidance for 2020 remains between $50 million to $75 million.

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Development and Partner Capital Solutions

During the quarter, the Company commenced three new development and PCS projects, with total anticipated costs of approximately $10.1 million. The projects consist of the Company’s first developments with O’Reilly Auto Parts, Grocery Outlet and Tire Discounters.

Construction continued during the third quarter on the Company’s second development with Harbor Freight Tools in Weslaco, Texas, which is expected to be completed in the fourth quarter of 2020.

The Company completed two development and PCS projects during the quarter, including the Company’s first development with TJ Maxx in Harlingen, Texas and a Burlington and Tractor Supply in Columbus, Ohio.

For the nine months ended September 30, 2020, the Company had 10 development or PCS projects completed or under construction. Anticipated total costs are approximately $37.3 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Complete
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q1 2020	Complete
Sunbelt Rentals	Converse, TX	Build-to-Suit	10 years	Q1 2020	Complete
Family Dollar	Grayling, MI	Build-to-Suit	7 Years	Q2 2020	Complete
TJ Maxx	Harlingen, TX	Build-to-Suit	10 years	Q3 2020	Complete
Burlington	Columbus, OH	Build-to-Suit	10 years	Q3 2020	Complete
Tractor Supply	Columbus, OH	Build-to-Suit	10 years	Q3 2020	Complete
Harbor Freight Tools	Weslaco, TX	Build-to-Suit	15 Years	Q4 2020	Under Construction
O'Reilly Auto Parts	Mayflower, AR	Build-to-Suit	10 years	Q4 2020	Under Construction
Tire Discounters	Westerville, OH	Build-to-Suit	15 Years	Q4 2020	Under Construction
Grocery Outlet	Port Angeles, WA	Build-to-Suit	15 years	Q2 2021	Under Construction

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Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 106,000 square feet of gross leasable area throughout the existing portfolio. Notable leasing activity in the quarter included new twenty-year leases on three Wawa convenience stores located in the Mid-Atlantic. The three leases were previously set to expire in 2021.

For the nine months ended September 30, 2020, the Company executed new leases, extensions or options on approximately 436,000 square feet of gross leasable area throughout the existing portfolio.

As of September 30, 2020, the Company’s 2020 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2020, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2020	4	406	0.2%	73	0.3%
2021	16	2,519	1.0%	157	0.7%
2022	18	3,713	1.4%	340	1.6%
2023	39	7,729	2.9%	921	4.4%
2024	39	13,815	5.2%	1,596	7.6%
2025	58	14,196	5.4%	1,339	6.4%
2026	78	14,996	5.7%	1,519	7.3%
2027	78	17,387	6.6%	1,336	6.4%
2028	78	20,177	7.6%	1,727	8.2%
2029	105	31,367	11.8%	2,761	13.2%
Thereafter	601	138,494	52.2%	9,172	43.9%
Total Portfolio	1,114	$264,799	100.0%	20,941	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2020 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

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Top Tenants

The Company added Kroger to its top tenants during the third quarter of 2020. As of September 30, 2020, Wawa is no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2020:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$19,643	7.4%
Dollar General	12,310	4.6%
TJX Companies	10,450	3.9%
Tractor Supply	10,295	3.9%
Sherwin-Williams	10,077	3.8%
Best Buy	8,973	3.4%
O'Reilly Auto Parts	7,959	3.0%
Hobby Lobby	7,226	2.7%
Lowe's	6,901	2.6%
Home Depot	6,841	2.6%
TBC Corporation	6,619	2.5%
Walgreens	6,594	2.5%
Burlington	6,240	2.4%
CVS	5,530	2.1%
Dollar Tree	5,168	2.0%
AutoZone	5,098	1.9%
LA Fitness	5,091	1.9%
Sunbelt Rentals	4,735	1.8%
Kroger	4,072	1.5%
Other(2)	114,977	43.5%
Total Portfolio	$264,799	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding. Bolded and italicized tenants represent additions for the three months ended September 30, 2020.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

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Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of September 30, 2020:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent	Q3 2020 Rent Payments Received(2)
Home Improvement	$27,044	10.2%	100%
Grocery Stores	21,131	8.0%	100%
General Merchandise	19,727	7.4%	100%
Tire and Auto Service	19,629	7.4%	98%
Off-Price Retail	18,902	7.1%	84%
Dollar Stores	16,269	6.1%	100%
Convenience Stores	16,216	6.1%	100%
Auto Parts	14,831	5.6%	100%
Pharmacy	12,944	4.9%	100%
Farm and Rural Supply	11,246	4.2%	100%
Consumer Electronics	10,555	4.0%	100%
Crafts and Novelties	9,430	3.6%	100%
Health and Fitness	7,499	2.8%	82%
Home Furnishings	5,485	2.1%	100%
Restaurants - Quick Service	5,286	2.0%	98%
Health Services	5,271	2.0%	100%
Equipment Rental	5,061	1.9%	100%
Warehouse Clubs	4,988	1.9%	100%
Specialty Retail	4,949	1.9%	90%
Discount Stores	4,353	1.6%	98%
Dealerships	4,273	1.6%	100%
Theaters	3,854	1.5%	81%
Entertainment Retail	3,117	1.2%	100%
Pet Supplies	2,597	1.0%	100%
Restaurants - Casual Dining	2,207	0.8%	88%
Sporting Goods	2,020	0.8%	100%
Financial Services	2,001	0.8%	100%
Apparel	1,271	0.5%	72%
Shoes	1,019	0.4%	82%
Beauty and Cosmetics	878	0.3%	100%
Office Supplies	659	0.2%	100%
Miscellaneous	87	0.1%	100%
Total Portfolio	$264,799	100.0%	97%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Reflects the contractual rent paid as a percentage of the total contractual rent due for the three months ended September 30, 2020 for each respective sector. Beginning in 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. "Contractual rent" for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rent” has not been adjusted for any rent relief granted and includes amounts charged to tenants in bankruptcy.

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Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of September 30, 2020:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$19,248	7.3%
Texas	18,632	7.0%
North Carolina	14,811	5.6%
Florida	14,784	5.6%
Ohio	13,554	5.1%
Illinois	13,546	5.1%
Pennsylvania	11,931	4.5%
New Jersey	10,570	4.0%
Georgia	10,347	3.9%
New York	9,653	3.6%
California	9,081	3.4%
Wisconsin	8,435	3.2%
Virginia	8,001	3.0%
Missouri	7,688	2.9%
Mississippi	6,932	2.6%
Louisiana	6,682	2.5%
Other(2)	80,904	30.7%
Total Portfolio	$264,799	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

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Capital Markets and Balance Sheet

Capital Markets

During the second and third quarter of 2020, the Company entered into forward sale agreements for an aggregate of 7,795,438 shares of common stock. On September 28, 2020, the Company settled 1,515,000 shares under an existing forward sale agreement and received net proceeds of approximately $88.0 million.

At quarter end, the Company had 6,280,438 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $376.4 million after deducting fees and expenses and making certain other adjustments as provided in the forward sale agreement and equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of September 30, 2020:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
April 2020 Forward Offering	6,166,666	1,515,000	4,651,666	$87,988,928	$270,148,200
Q2 2020 ATM Forward Offerings	742,860	-	742,860	-	$47,826,682
Q3 2020 ATM Forward Offerings	885,912	-	885,912	-	$58,421,636
Total Forward Equity Offerings	7,795,438	1,515,000	6,280,438	$87,988,928	$376,396,518

On August 17, 2020, the Company completed its inaugural public bond offering of $350.0 million of 2.90% senior unsecured notes due 2030 (the “Notes”). The public offering price for the Notes was 99.93% of the principal amount for an effective yield to maturity of 2.91%. The Notes are senior unsecured obligations of Agree Limited Partnership (the “Operating Partnership”), guaranteed by the Company and certain of their subsidiary guarantors.

Balance Sheet

As of September 30, 2020, the Company’s net debt to recurring EBITDA was 4.7 times and its fixed charge coverage ratio was 4.8 times. The Company’s proforma net debt to recurring EBITDA was 3.2 times when deducting the $376.4 million of anticipated net proceeds from the April 2020 Forward Offering and the ATM Forward Offerings from the Company’s net debt of $1.1 billion as of September 30, 2020.

The Company’s total debt to enterprise value was 24.6% as of September 30, 2020. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and nine months ended September 30, 2020, the Company’s fully diluted weighted-average shares outstanding were 54.6 million and 51.2 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2020 were 53.7 million and 50.6 million, respectively.

For the three and nine months ended September 30, 2020, the Company’s fully diluted weighted-average shares and units outstanding were 54.9 million and 51.5 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2020 were 54.1 million and 51.0 million, respectively.

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The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2020, there were 347,619 Operating Partnership units outstanding and the Company held a 99.4% interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, October 20, 2020 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2020, the Company owned and operated a portfolio of 1,027 properties, located in 45 states and containing approximately 21.0 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission (the “SEC”) including the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

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For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets:
Real Estate Investments:
Land	$981,476	$735,991
Buildings	2,184,620	1,600,293
Accumulated depreciation	(158,719)	(127,748)
Property under development	8,229	10,056
Net real estate investments	3,015,606	2,218,592
Real estate held for sale, net	-	3,750
Cash and cash equivalents	14,715	15,603
Cash held in escrows	1,515	26,554
Accounts receivable - tenants	39,309	26,808
Lease intangibles, net of accumulated amortization of $114,990 and $89,118 at September 30, 2020 and December 31, 2019, respectively	422,373	343,514
Other assets, net	54,096	29,709
Total Assets	$3,547,614	$2,664,530

Liabilities:
Mortgage notes payable, net	$33,304	$36,698
Unsecured term loans, net	237,765	237,403
Senior unsecured notes, net	855,232	509,198
Unsecured revolving credit facility	20,000	89,000
Dividends and distributions payable	32,522	25,014
Accounts payable, accrued expenses and other liabilities	67,871	48,987
Lease intangibles, net of accumulated amortization of $23,067 and $19,307 at September 30, 2020 and December 31, 2019, respectively	35,533	26,668
Total Liabilities	$1,282,227	$972,968

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 55,370,525 and 45,573,623 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	$6	$5
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	2,384,331	1,752,912
Dividends in excess of net income	(80,627)	(57,094)
Accumulated other comprehensive income (loss)	(40,140)	(6,492)
Total Equity - Agree Realty Corporation	$2,263,570	$1,689,331
Non-controlling interest	1,817	2,231
Total Equity	$2,265,387	$1,691,562
Total Liabilities and Equity	$3,547,614	$2,664,530

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Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
Rental Income	$63,701	$48,020	$176,960	$135,240
Other	109	55	193	102
Total Revenues	$63,810	$48,075	$177,153	$135,342

Operating Expenses
Real estate taxes	$5,516	$3,674	$15,058	$11,016
Property operating expenses	2,108	1,598	6,303	4,832
Land lease expense	325	354	977	922
General and administrative	4,756	3,832	13,999	11,746
Depreciation and amortization	17,327	11,897	47,067	32,597
Provision for impairment	2,868	-	3,996	1,609
Total Operating Expenses	$32,900	$21,355	$87,400	$62,722

Income from Operations	$30,910	$26,720	$89,753	$72,620

Other (Expense) Income
Interest expense, net	$(10,158)	$(8,352)	$(28,307)	$(23,363)
Gain (loss) on sale of assets, net	970	2,597	7,567	8,973
Income tax (expense) benefit	(306)	(184)	(826)	(210)
Other (expense) income	-	-	23	-

Net Income	$21,416	$20,781	$68,210	$58,020

Less Net Income Attributable to Non-Controlling Interest	136	170	444	498

Net Income Attributable to Agree Realty Corporation	$21,280	$20,611	$67,766	$57,522

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.39	$0.49	$1.33	$1.43
Diluted	$0.39	$0.48	$1.32	$1.41

Other Comprehensive Income
Net Income	$21,416	$20,781	$68,210	$58,020
Changes in fair value of interest rate swaps	24,555	(7,418)	(10,714)	(14,617)
Realized gain (loss) on settlement of interest rate swaps	(23,135)	-	(23,169)	802
Total Comprehensive Income (Loss)	22,836	13,363	34,327	44,205
Comprehensive Income Attributable to Non-Controlling Interest	(152)	(109)	(187)	(367)
Comprehensive Income Attributable to Agree Realty Corporation	$22,684	$13,254	$34,140	$43,838

Weighted Average Number of Common Shares Outstanding - Basic	53,721,956	41,832,457	50,637,569	39,992,703
Weighted Average Number of Common Shares Outstanding - Diluted	54,555,672	42,318,042	51,151,462	40,625,441

13

Agree Realty Corporation
Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net Income	$21,416	$20,781	$68,210	$58,020
Depreciation of rental real estate assets	12,669	8,866	34,387	24,785
Amortization of lease intangibles - in-place leases and leasing costs	4,523	2,965	12,315	7,618
Provision for impairment	2,868	-	3,996	1,609
(Gain) loss on sale of assets, net	(970)	(2,597)	(7,567)	(8,973)
Funds from Operations	$40,506	$30,015	$111,341	$83,059
Amortization of above (below) market lease intangibles, net	3,964	3,381	11,552	9,882
Core Funds from Operations	$44,470	$33,396	$122,893	$92,941
Straight-line accrued rent	(2,294)	(1,975)	(5,614)	(5,165)
Deferred tax expense (benefit)	-	-	-	(475)
Stock based compensation expense	1,233	1,033	3,471	2,972
Amortization of financing costs	223	176	560	541
Non-real estate depreciation	135	66	365	194
Adjusted Funds from Operations	$43,767	$32,696	$121,675	$91,008

Funds from Operations Per Share - Basic	$0.75	$0.71	$2.18	$2.06
Funds from Operations Per Share - Diluted	$0.74	$0.70	$2.16	$2.03

Core Funds from Operations Per Share - Basic	$0.82	$0.79	$2.41	$2.30
Core Funds from Operations Per Share - Diluted	$0.81	$0.78	$2.39	$2.27

Adjusted Funds from Operations Per Share - Basic	$0.81	$0.78	$2.39	$2.26
Adjusted Funds from Operations Per Share - Diluted	$0.80	$0.77	$2.36	$2.22

Weighted Average Number of Common Shares and Units Outstanding - Basic	54,069,575	42,180,076	50,985,188	40,340,322
Weighted Average Number of Common Shares and Units Outstanding - Diluted	54,903,291	42,665,661	51,499,081	40,973,060

Additional supplemental disclosure
Scheduled principal repayments	$236	$543	$699	$2,150
Capitalized interest	54	118	109	321
Capitalized building improvements	973	240	3,248	1,200
Contractual rents subject to deferral(1)	1,000	-	3,157	-
Uncollected contractual rents not subject to deferral(1)	494	-	2,693	-

(1) Beginning in the second quarter of 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. “Contractual rent” for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rents subject to deferral” are presented net of amounts repaid under deferral agreements.  “Uncollected contractual rents not subject to deferral” as used within this table exclude rents that have been deemed uncollectible for purposes of ASC 842. Rents deemed uncollectible are excluded from the reported net income and funds from operations measures in the reconciliation above.

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

14

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,
	2020
Net Income	$21,416
Interest expense, net	10,158
Income tax expense	306
Depreciation of rental real estate assets	12,669
Amortization of lease intangibles - in-place leases and leasing costs	4,523
Non-real estate depreciation	135
Provision for impairment	2,868
(Gain) loss on sale of assets, net	(970)
EBITDAre	$51,105

Run-Rate Impact of Investment, Disposition and Leasing Activity	$5,093
Amortization of above (below) market lease intangibles, net	3,964
Recurring EBITDA	$60,162

Annualized Recurring EBITDA	$240,648

Total Debt	$1,153,642
Cash, cash equivalents and cash held in escrows	(16,230)
Net Debt	$1,137,412

Net Debt to Recurring EBITDA	4.7	x

Net Debt	$1,137,412
Anticipated Net Proceeds from ATM Forward Offerings	(106,248)
Anticipated Net Proceeds from April 2020 Forward Offering	(270,148)
Proforma Net Debt	$761,016

Proforma Net Debt to Recurring EBITDA	3.2	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company.  Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.  The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings and April 2020 Forward Offering

The Company has 1,628,772 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $106.2 million based on the applicable forward sale prices as of September 30, 2020. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between May 2021 and September 2021.  On April 20, 2020, the Company commenced an underwritten public offering of 6,166,666 shares of common stock in connection with a forward sale agreement at a public offering price of $60.00 per share. On September 28, 2020, the Company settled 1,515,000 shares and received net proceeds of approximately $88.0 million. The 4,651,666 shares remaining under the April 2020 Forward Offering are anticipated to raise net proceeds of approximately $270.1 million based on the applicable forward sale price as of September 30, 2020. The Company is contractually obligated to settle the offering in full by April 2021.

15

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Rental Income Source(1)
Minimum rents(2)	$58,578	$44,558	$163,045	$124,789
Percentage rents(2)	-	-	249	287
Operating cost reimbursement(2)	6,793	4,868	19,604	14,881
Straight-line rental adjustments(3)	2,294	1,975	5,614	5,165
Amortization of (above) below market lease intangibles(4)	(3,964)	(3,381)	(11,552)	(9,882)
Total Rental Income	$63,701	$48,020	$176,960	$135,240

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.

16